Exhibit 10.10 C
Prices, Initial Setup Fee and Ongoing Support
The table below shows the agreed upon retail price, wholesale price, and commission for Wildgate Unified Communications Services provided as a result of this agreement.

Service	Suggested Retail Price	Wholesaler Discount
Column 1, "Cool" Service Column 2, "Way Cool" Service	Not available	--
Column 3, Healthcare Staff	$19.95	25%
Column 4, Healthcare Administrator/Dr.	$29.95	25%
Toll-Free Access Number	$4.95	25%
Long Distance	Ranging from 6.9c/min to 2.4c/min	15%
Activation Fee (Per office) Includes 2 users, 2 Smart Wires	$39.95	25%
Activation Fee (Per staff member) Includes 1 Smart Wire	$19.95	25%

As clarification, the wholesale price to Wholesaler, based upon the current Suggested Retail Price, for the "Healthcare Admin" solution would be $29.95*(1-.25) = $22.46 per month. Wholesaler would receive 15% of all long distance fees charged to customers. Wholesaler and Wildgate may mutually agree to change the above Suggested Retail Prices to suit marketing conditions and competitive pressures. The Activate Fee includes a Smart Wire for each user and administrator. The standard service for an office includes productivity measurement tools, such as call holding times, call detail records, etc.
The Healthcare Communications Product also includes a number of optional products that may be sold to healthcare professionals. These include the following and are provided to the wholesaler at a 25% discount:

1. Answering Service	Billed on a per call basis plus the fee for the service company
2. Automated Appointment Confirmation	Billed at $0.15/call
3. Smart Wire	$19.95 for additional units
4. Record-a-Call	A monthly fee of $5.00 plus a per recording fee of $0.15
5. Data storage to EMR	A monthly fee of $5.00
6. Dictation and Transcription	Toll-free dictation and transcription at $0.15/minute

In return for an Initial Setup Fee of $5,000.00, composed of $2,500 paid by Wholesaler to Wildgate upon execution of this agreement, and $2,500 paid upon completion of the initial setup, Company shall, within 45 days, setup the systems and capabilities necessary to deliver the services to Wholesaler's current and future Customers utilizing the Private Label Communications Capabilities and the Private Label Website system. In doing so, Wildgate shall

(i)	Provide up to 40 hours of PLWS implementation support including training regarding the Services at the Wildgate facilities or elsewhere as mutually agreed, for a reasonable number of Wholesaler's personnel, provided that Wholesaler shall pay all expenses of its personnel attending such training sessions;
(ii)	100 hours of system setup to effect and insure proper delivery of services to Wholesaler customers
(iii)	The degree of tailorization of the Services and the Private Label Website is currently anticipated to include the following items:
a. Logo inserted b. New color scheme c. New names for service plans d. Addition of an Activation Fee e. New prices for services
(iv)	Furnish Wholesaler, without charge, Wildgate's own marketing and end-user literature in electronic form ("Documentation") that Wholesaler may utilize and modify as necessary to add their private labeling and style; and
(v)	Render reasonable periodic assistance to Wholesaler with respect to technical, customer support, or sales issues relating to the Services.

Services beyond the number of hours identified in this paragraph will be charged at an agreed upon rate of $50.00/hour and initiated by Wildgate only upon mutual prior approval by Wildgate and Wholesaler.